Exhibit 10.12

INTERLINE BRANDS, INC.

2004 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

THIS RESTRICTED SHARE UNIT AGREEMENT (the “Agreement”) is made and entered into this        day of                           , 20     (hereinafter the “Date of Grant”) by and between Interline Brands, Inc. (the “Company”) and                                      (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Interline Brands, Inc. 2004 Equity Incentive Plan (the “Plan”), pursuant to which awards of Restricted Share Units may be granted; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Share Units as provided herein and subject to the terms set forth herein.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.     Grant of Restricted Share Units.  The Company hereby grants on the Date of Grant, to the Participant a total of                Restricted Share Units (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Restricted Share Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”).  On any given date, the value of each Restricted Share Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock.  The Award shall vest and settle in accordance with Section 3 hereof.

2.     Incorporation by Reference, Etc.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

3.     Terms and Conditions.

(a)           Vesting, Settlement and Forfeiture.  Except as otherwise provided in the Plan and this Agreement, and contingent upon the Participant’s continued employment with the Company, 50% of the Restricted Share Units shall vest on the second anniversary of the Date of Grant and 50% of the Restricted Share Units shall vest on the third anniversary of the Date of Grant (each a “Service-Based Vesting Date”).  On each applicable Service-Based Vesting Date, the Company shall settle the portion of the Award that is vested on such date and shall therefore (i) issue and deliver to the Participant one share of Common Stock for each Restricted Share Unit subject to the Award (the “RSU Shares”), with any fractional shares paid out in cash (and, upon such settlement, the Restricted Share Units shall cease to be credited to the Account) and (ii) enter the Participant’s name as a stockholder of record with respect to the RSU Shares on the books of the Company.

(b)           Restrictions.  The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of decent and distribution) and may not be subject to lien, garnishment, attachment or other legal process.  The Participant acknowledges and agrees that, with respect to each Restricted Share Unit credited to his Account, he has no voting rights with respect to the Company unless and until each such Restricted Share Unit is settled in RSU Shares pursuant to Section 3(a) hereof.

(c)           Effect of Termination of Employment.

(i)            Except as provided in subsections (ii) and (iii) of this Section 3(c), if the Participant’s employment with the Company terminates prior to the vesting of the Award, in whole or in part, any unvested Restricted Share Units shall be forfeited without consideration to the Participant.

(ii)           Upon the termination of the Participant’s employment with the Company due to his death or by the Company due to his Disability, any and all unvested Restricted Share Units shall vest and be settled in shares of Common Stock as soon as reasonably practicable following the date of termination.

(iii)          Upon the termination of the Participant’s employment for Retirement (as defined below), any and all unvested Restricted Share Units shall vest on the applicable dates on which they would otherwise have vested in accordance with Section 3(a) had the Participant’s employment not so terminated, and such Restricted Share Units shall be settled in shares of Common Stock as soon as reasonably practicable (but in no event later than 30 days) following each such applicable date.

For purposes of this Agreement, Retirement shall mean the voluntary termination of a Participant’s employment by the Company after the Participant is fifty-five (55) years of age and has at least ten (10) years of service with the Company.

(d)           Dividends.  If on any date dividends are paid on shares of Common Stock (“Shares”) underlying the Award (the “Dividend Payment Date”), then the number of Restricted Share Units credited to the Account shall, as of the Dividend Payment Date, be increased by that number of Restricted Share Units equal to: (a) the product of (i) the number of Restricted Share Units in the Account as of the Dividend Payment Date and (ii) the per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or other property, the per Share equivalent cash value of such dividend as determined in good faith by the Committee) divided by (b) the Fair Market Value of a Share on the Dividend Payment Date.  Such additional Restricted Share Units shall also be subject to the restrictions in Section 3(b) and the other terms and conditions of this Agreement.

(e)           Taxes and Withholding.  Upon the settlement of the Award in accordance with Section 3(a) hereof, the Participant shall recognize taxable income in respect of the Award and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate.  Upon the settlement of the Award in RSU Shares, the Participant shall be required as a condition of such settlement to pay to the Company by check or wire transfer the amount of any income, payroll, or social tax withholding that the Company determines is required; provided that the Participant may elect to satisfy such tax withholding obligation by having the Company withhold from the settlement that number of RSU Shares having a Fair Market Value equal to the amount of such withholding; provided, further, that the number of RSU Shares that may be so withheld by the Company shall be limited to that number of RSU Shares having an aggregate Fair Market Value on the date of such withholding equal to the aggregate amount of the Participant’s income, payroll and social tax liabilities based upon the applicable minimum withholding rates.

(f)            Rights as a Stockholder.  Upon and following each Service-Based Vesting Date, the Participant shall be the record owner of the RSU Shares settled upon such applicable date unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the shares.  Prior to each Service-Based Vesting Date, as applicable, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Share Units.

(g)           Section 409A and Timing of Distributions.  Notwithstanding anything to the contrary in this Agreement:

(i)            If the Participant is, or at any time prior to the last date on which it is possible to become fully vested under this Agreement, may become eligible to terminate employment and qualify as a Retirement under Section 3(c)(iv) hereof (a “Retirement Eligible Participant”), then (A) notwithstanding anything to the contrary in Section 3(e) hereof, a Change in Control shall not be a distribution event hereunder unless such event satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder; and (B) the phrase “as soon as reasonably practicable” (or words of similar import), each time it occurs in this Agreement, shall be interpreted to mean (if not followed by a more definitive time for payment): “as soon as reasonably practicable (but in no event later than ninety (90) days)”; provided, that if distribution is in connection with a Change in Control, such phrase shall be interpreted to mean “immediately prior to or as soon as reasonable practicable (but in no event later than fourteen (14) days)”.

(ii)           If the Participant is not a Retirement Eligible Participant, then the phrase “as soon as reasonably practicable” (or words of similar import), each time it occurs in this Agreement, shall be interpreted to mean (if not followed by a more definitive time for payment): “as soon as reasonably practicable (but in no event later than the March 15 next occurring)”; provided, that if distribution is in connection with a Change in Control, such phrase shall be interpreted to mean “immediately prior to or as soon as reasonable practicable (but in no event later than fourteen (14) days)”.

4.     Miscellaneous.

(a)           General Assets.  All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company, Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(b)           Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Interline Brands, Inc.

804 East Gate Drive, Suite 100

Mt. Laurel, New Jersey 08054

Attention: Vice President, Human Resources

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(c)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d)           No Rights to Service.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as a consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(e)           Bound by Plan.  By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(f)            Beneficiary.  The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.  If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(g)           Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(h)           Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(i)            Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(j)            Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(k)           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Date of Grant.

INTERLINE BRANDS, INC.

By:
Name:
Title:

Participant